Exhibit 21.3

Consent of Independent Registered Public Accounting Firm

AdTheorent Holding Company, Inc. and Subsidiaries

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-263078) of AdTheorent Holding Company, Inc. and Subsidiaries of our report dated March 17, 2022, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, NY

March 17, 2022